April 27, 2026

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Fortitude Life Insurance & Annuity Company
Fortitude Life Insurance & Annuity Company Variable Account B
Registration Statement on Form N-4
File Nos. 333-152411 and 811-05438

Members of the Commission:

I have acted as counsel to Fortitude Life Insurance & Annuity Company (the “Company”) in connection with the above-referenced Registration Statement on Form N-4. Such Registration Statement relates to the contracts, riders, and endorsements (collectively, the “Contracts”) for the variable annuity contracts described therein.

I have examined or caused to be examined such corporate records and other documents, and reviewed or caused to be reviewed such questions of law, as I considered necessary and appropriate for the purpose of rendering this opinion. In connection therewith, I have reviewed the establishment and continued existence of the Fortitude Life Insurance & Annuity Company Variable Account B (the “Variable Separate Account”), a registered unitized separate account for assets applicable to the variable investment options under the Contracts.

On the basis of such examination and review, it is my opinion that:

(1) the Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Arizona and is duly authorized by the Insurance Department of that state to issue the Contracts;

(2) the Variable Separate Account has been duly created and is a validly existing unitized separate account of the Company pursuant to the provisions of the State of Arizona law;

(3) to the extent so provided under the Contracts, that portion of the assets of the Variable Separate Account equal to the reserves and other contract liabilities with respect to the Variable Separate Account will not be chargeable with liabilities arising out of any other business that the Company may conduct; and

(4) the Contracts and interests therein when issued in accordance with the Registration Statement will, when sold, constitute legally-issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Richard E. Buckley
Richard E. Buckley

Richard E. Buckley

Senior Vice President and Assistant General Counsel

Fortitude Life Insurance & Annuity Company

Ten Exchange Place, Suite 2210

Jersey City, New Jersey 07302

T +1 (615) 981 8801

richard.buckley@fortitude-re.com